                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           Ace Cash Express, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement No.:  Schedule 14A

    ---------------------------------------------------------------------------


    (3) Filing Party:  Ace Cash Express, Inc.

    ---------------------------------------------------------------------------


    (4) Date Filed:  October 18, 1996

    ---------------------------------------------------------------------------

Notes:

                            ACE CASH EXPRESS, INC.
                             ___________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 15, 1996
                             ___________________


To the Shareholders of Ace Cash Express, Inc.:

          The Annual Meeting of Shareholders of Ace Cash Express, Inc., a Texas corporation (the "Company"), will be held at the Four Seasons Hotel, 4150 North MacArthur Blvd. Irving, Texas 75038, on November 15, 1996, at 10:00 a.m., Dallas, Texas time, for the following purposes:

          (a) to elect six directors to serve until the next annual meeting of shareholders or until their respective successors are elected and qualified;

          (b) to consider and vote upon a proposal to increase the number of shares of Common Stock authorized for issuance under the Company's 1987 Stock Option Plan, as amended, to 720,000 shares from 520,000 shares; and

          (c) to transact such other business as may properly come before the meeting or any adjournment thereof.

          Only shareholders of record at the close of business on September 27, 1996, are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of shareholders entitled to vote at the meeting will be available for examination at the Company's corporate offices at 1231 Greenway Drive, Suite 800, Irving, Texas 75038, for ten days before the meeting.

          Whether or not you plan to attend the Annual Meeting, please date and sign the enclosed proxy and return it in the enclosed envelope. No postage is required if the proxy is mailed in the United States. Your prompt response will reduce the time and expense of solicitation.

                                By order of the Board of Directors,


                                Thomas E. Larson
                                Secretary

Irving, Texas
October 16, 1996

                            ACE CASH EXPRESS, INC.
                        1231 GREENWAY DRIVE, SUITE 800
                             IRVING, TEXAS  75038
                            ______________________

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 15, 1996
                            ______________________

          This Proxy Statement is furnished to shareholders of Ace Cash Express, Inc., a Texas corporation (the "Company"), in connection with the solicitation, at the Company's expense, on behalf of the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders of the Company to be held November 15, 1996 (the "Annual Meeting"). Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company before the Annual Meeting and not revoked. Any shareholder giving such a proxy may revoke it at any time before it is voted by written revocation delivered to the Company's Secretary, by voting in person at the Annual Meeting or by giving a later proxy. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about October 16, 1996.

          Included with this Proxy Statement are copies of the Company's Annual Report for the fiscal year ended June 30, 1996 ("fiscal 1996"). The Annual Report does not form any part of the proxy solicitation material.

                           OUTSTANDING CAPITAL STOCK

          The record date for shareholders entitled to vote at the Annual Meeting is September 27, 1996. At the close of business on that date the Company had issued, outstanding and entitled to vote at the Annual Meeting 4,219,241 shares of Common Stock, $.01 par value per share ("Common Stock").

                               QUORUM AND VOTING

          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum, affirmative votes equal to at least (i) a plurality of the votes cast at the Annual Meeting in person or by proxy is required for the election of directors, and (ii) a majority of the votes cast at the Annual Meeting in person or by proxy is required to approve any other matter. In deciding all questions, each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held in such shareholder's name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal as a negative vote. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares ("broker non-votes"), such broker non-votes will not be included in vote totals and, as such, will have no effect on any proposal.

                         ACTION TO BE TAKEN AT MEETING

          When shareholders have appropriately specified how their proxies should be voted, the proxies will be voted accordingly. Unless the shareholder otherwise specifies therein, the accompanying proxy will be voted (i) for the election as directors of the Company of the six persons named under the caption "Directors and Executive Officers -- Board of Directors," (ii) for the proposal to increase the aggregate number of shares of Common Stock authorized to be issued under the Company's 1987 Stock Option Plan, as amended, (the "1987 Option Plan"), and (iii) at the discretion of the proxy holders, with respect to any other matter or business that may properly come before the Annual Meeting. The Board of Directors does not know of any such other matter or business.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of October 5, 1996, by each person the Company knows to beneficially own more than 5% of the outstanding Common Stock, each of the Company's directors, the Named Executive Officers (as defined in " Executive Compensation -- Summary Compensation Table" below), and all directors and executive officers as a group. The Company believes each such shareholder has sole voting and dispositive power over the shares held, except as otherwise indicated.




                                                                          PERCENTAGE OF
                                          SHARES OF COMMON STOCK           COMMON STOCK
                                            BENEFICIALLY OWNED          BENEFICIALLY OWNED
                                         ------------------------      --------------------
Raymond C. Hemmig                              414,052 (1)                     9.8%
1231 Greenway Dr., Suite 800
Irving, Texas 75038

Donald H. Neustadt                             429,075 (2)                    10.1%
1231 Greenway Dr., Suite 800
Irving, Texas 75038

Howard W. Davis                                  9,000 (3)                    - (8)

Marshall B. Payne                              612,333 (4)                    14.6%
500 Crescent Court, Suite 250
Dallas, Texas 75201

Edward W. Rose III                             612,333 (5)                    14.6%
500 Crescent Court, Suite 250
Dallas, Texas 75201

Charles Daniel Yost                              5,000 (6)                    - (8)

Thomas E. Larson                                31,889 (7)                    - (8)

Raymond E. McCarty                              89,475 (9)                    - (8)

Greenbriar Partners, Ltd.                      358,270 (10)                    8.5%
1901 North Akard
Dallas, Texas 75201

Peter H. Kamin                                 239,000 (11)                    5.7%
One Financial Center, Suite 1600
Boston, Massachusetts 02111

Edwin H. Morgens                               255,000 (12)                    6.0%
610 Fifth Avenue
New York, New York 10020

All directors and executive officers as      1,592,824                        36.9%
a group (8 persons)(13)

  1) Includes 5,000 shares Mr. Hemmig holds as custodian for his children and options on 24,796 shares exercisable within 60 days of the date of this Proxy Statement.

  2) Includes 1,000 shares Mr. Neustadt holds as custodian for a child and options on 11,845 shares exercisable within 60 days of the date of this Proxy Statement.

  3) Includes options on 6,000 shares exercisable within 60 days of the date of this Proxy Statement.

  4) Includes 103,649 shares of Common Stock owned by Mr. Payne and 10,720 shares owned by Scout. Ventures, a Texas general partnership of which Mr. Payne is a general partner ("Scout"). Also includes 497,964 shares of Common Stock beneficially owned by other persons who may, with Mr. Payne and Scout, constitute a group, according to a Schedule 13D filed with the Securities and Exchange Commission on January 5, 1995, as supplemented by a Form 4 filed by one of the persons thereafter (the "Schedule 13D"). The other members of such group and their respective beneficial ownership of shares, as reported in the Schedule 13D, are as follows:

      a)  Stephen J. Summers -- 3,000 shares.
      b)  Kaiser-Francis Oil Company -- 12,300 shares.
      c)  Ruth Kaiser Nelson -- 4,100 shares.
      d) Rankin Investment Corporation ("RIC")-- 500 shares. R. Todd Rankin, the president and treasurer and a director of RIC, is an employee of Cardinal.
      e) Edward W. Rose III -- 407,007 shares, excluding any shares beneficially owned by his wife, Evelyn P. Rose, or two trusts of which she is the trustee.
      f) Evelyn P. Rose and two trusts, the Lela Helen Rose Trust and the William Edward Rose Trust, of which she is the trustee -- 70,556 shares. Of these shares, 51,263 are owned by Mrs. Rose, and 9,647 are owned by each of the trusts.
      g) Kathleen E. Wright -- 500 shares. Ms. Wright is an employee of Cardinal. Mr. Payne disclaims beneficial ownership of any shares of Common Stock owned by any such other member of the group that filed the Schedule 13D.
   5) Includes 407,007 shares of Common Stock owned by Mr. Rose. Also includes 205,326 shares beneficially owned by the other persons who may, with Mr. Rose, constitute the group described in Note (4) above, including Mr. Payne and Scout. Mr. Rose disclaims beneficial ownership of any shares of Common Stock owned by any such other member of the group that filed the
      Schedule 13D.
   6) Consists of options on 5,000 shares exercisable within 60 days of the date of this Proxy Statement.
   7) Includes options on 19,539 shares exercisable within 60 days of the date of this Proxy Statement.
   8) Less than 1%.
   9) Includes options on 21,377 shares exercisable within 60 days of the date of this Proxy Statement.
  10) Includes 2,000 shares held by Mr. Frederick E. Rowe, Jr., the general partner of Greenbriar Partners, Ltd. ("Greenbriar"). As a general partner, Mr. Rowe has the power to manage Greenbriar's operations, including the shared right with Greenbriar to vote and dispose of the shares of Common Stock Greenbriar holds. Mr. Rowe has sole voting and dispositive power over the 2,000 shares he holds. Also includes an additional 5,300 shares owned by Rowe Family Partnership, of which Mr. Rowe is a general partner.
  11) Includes 206,500 and 18,500 shares held, respectively, by Peak Investment Limited Partnership ("Peak") and Petrus Fund LP ("Petrus"). Mr. Kamin has the discretionary authority to manage Peak's and Petrus' operations, including the shared right with Peak or Petrus, as the case may be, to vote and dispose of the shares of Common Stock Peak and Petrus hold. Mr. Kamin disclaims beneficial ownership of these shares.
  12) These shares include shares beneficially held by Phaeton International, N.V., Morgens Waterfall Vintiadis Investments N.V. ("MWV"), Betje Partners ("Betje"), Phoenix Partners ("Phoenix"), Morgens, Waterfall, Vintiadis & Co., Inc. (collectively, the "Morgens Group"), and the Morgens, Waterfall, Vintiadis & Co., Inc. Employees Profit Sharing Plan (the "MWV Plan"). MWV, Betje, the MWV Plan, and Phoenix have sole voting and dispostive power over 73,600, 45,900, 8,000 and 127,500 shares, respectively. Mr. Bruce Waterfall, 610 Fifth Avenue, New York, New York 10020, could be deemed a beneficial owner of 247,000 shares of Common Stock due to direct and indirect interests he holds in the Morgens Group.
  13) See notes 1 through 7 and 9.

                        DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS

          Six directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until the next annual meeting of the shareholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than six persons. To be elected a director, each nominee must receive a plurality of all of the votes cast at the Annual Meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee is currently a director of the Company. The election of Mr. Charles Daniel Yost was effective August 6, 1996. Each nominee has expressed his intention to serve the entire term for which election is sought.

The Board of Directors' nominees for the office of director are as follows:


                                              YEAR FIRST
                                 AGE       BECAME DIRECTOR
                                -----      ----------------
Howard W. Davis                   51             1995
Raymond C. Hemmig                 46             1988
Donald H. Neustadt                47             1987
Marshall B. Payne                 39             1987
Edward W. Rose III                55             1987
Charles Daniel Yost               47             1996

DIRECTORS

          Raymond C. Hemmig has served as the Chairman of the Board of the Company since September 1988. From September 1988 to October 1994, Mr. Hemmig also served as the Company's Chief Executive Officer. Mr. Hemmig serves as a director of the National Association of Check Cashers of America and has served as President of the Texas Association of Check Cashers, Inc. since its inception in November 1991 and as a member of the American Express MoneyGram Agent Advisory Board since February 1991. Since February 1996, Mr. Hemmig, has served as a director of Party City Inc., a publicly held retail company. Since December 1995, Mr. Hemmig also has served as the Chairman of the Board and Chief Executive Officer of Retail and Restaurant Growth Capital, a licensed Small Business Investment Corporation and a provider of financing to emerging retail and restaurant companies. From 1990 until May 1994, Mr. Hemmig also served as a director of On The Border Cafes, Inc., a restaurant chain. Mr. Hemmig also serves as a director of various private companies. From 1985 to September 1988, Mr. Hemmig was a partner and co-founder of Hemmig & Martin, a consulting firm serving clients in the food service, retail and franchise industries.

          Donald H. Neustadt has served as President and Chief Executive Officer since October 1994 and as a director of the Company since January 1987. Mr. Neustadt served as the Company's President and Chief Operating Officer from January 1987 to October 1994. From 1972 to January 1987, Mr. Neustadt served in various capacities with Associates Corporation of North America ("Associates NA") and its affiliates, including as President of Associates Financial Express, Inc. ("Associates Financial"), a money order company; as Senior Vice President and Controller of Associates Diversified Services, Inc., which owned a consumer credit card bank, a savings and loan and Associates Financial; as Vice President of Strategic Planning for Associates NA; and as Controller of Consumer Operations and a systems manager for Associates Financial Services, a consumer finance company.

          Howard W. Davis has served as a director of the Company since February 1995. Since 1993, Mr. Davis has managed his personal investments, served as a consultant for a number of companies and worked on a volunteer basis for several civic and charitable organizations. From 1981 to 1993, Mr. Davis served as President and Chief Executive Officer of Dallas-based Tracy Locke, Inc., a major national advertising and public relations firm.

          Marshall B. Payne has served as a director of the Company since 1987. Since 1983, Mr. Payne has been Vice President of Cardinal Investment Company, Inc., an investment management firm. He is also a director of Leslie Building Products, Inc., a building products manufacturer, and various private companies.

          Edward W. Rose III has served as a director of the Company since 1987. Since 1974, Mr. Rose has been the President and sole shareholder of Cardinal Investment Company, Inc. In addition, Mr. Rose serves as Chairman of the Board of Drew Industries, Inc., an aluminum window manufacturer, and of Leslie Building Products Inc.; as Co-Managing General Partner of the partnership that owns The Texas Rangers Baseball Team; and of various private companies.

          Charles Daniel Yost has served as a director of the Company since August 1996. Since 1994, Mr. Yost has served as President of the Southwest Region of AT & T Wireless Services, Inc., a provider of cellular telephone service. From 1991 to June 1994, Mr. Yost served as President of the Southwest Region for McCaw Cellular Communications/LIN Broadcasting. From 1985 to July 1991, Mr. Yost served as President/General Manager for MetroCel Cellular Telephone Company. From 1971 to April 1985, Mr. Yost served in various capacities with Compucon, Inc. and its affiliates, including as Executive Vice President of the Wireless Business Division; Vice President and Division Manager of the Satellite Communications Services; and Business Unit Manager of Danray, Inc., a Compucon subsidiary. In addition, Mr. Yost serves as a director of Reese Associates, Inc., a privately held architectural services provider.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF
                                                         ---
EACH NOMINEE.

COMMITTEES, MEETINGS AND COMPENSATION OF MEMBERS OF THE BOARD OF DIRECTORS

          The Company has an Audit Committee and a Compensation Committee to assist the Board of Directors in carrying out its duties.

          The Audit Committee's duties include: (i) engaging auditors and determining their compensation; (ii) making recommendations to the Board for reviewing the completed audit and audit report with the independent auditors, the conduct of the audit, significant accounting adjustments, recommendations for improving internal controls and all other significant findings during the audit; (iii) meeting periodically with the Company's management and auditors to discuss internal accounting and financial controls; and (iv) initiating and supervising any special investigation it deems necessary regarding the Company's accounting and financial policies and controls. Messrs. Rose and Yost are currently the Audit Committee members.

          The Compensation Committee's primary functions are to: (i) establish and administer the Company's compensation policies, (ii) administer the 1987 Stock Option Plan, as amended, and the Company's Non-Employee Directors Stock Option Plan (the "Directors Option Plan"), and (iii) oversee the administration of other employee benefit plans and fringe benefits paid to or provided for the Company's officers. See "Executive Compensation -- Compensation Committee Report on Executive Compensation." Messrs. Davis and Payne are the Compensation Committee members.

          In fiscal 1996, all directors attended at least 75% of the meetings of the Board and committees of the Board on which they are members.

          The Company has no nominating committee. The entire Board of Directors is responsible for selecting nominees for election as directors. During fiscal 1996 the Board held six meetings, the Audit Committee held two meetings and the Compensation Committee held one meeting.

          Each outside director (currently each director other than Messrs. Hemmig and Neustadt) receives $1,500 for attendance at each Board of Directors meeting and $500 for attendance at each meeting of a committee of the Board of Directors that is not held in conjunction with a Board of Directors meeting.

          Under the Directors Option Plan, an option to purchase 3,000 shares of Common Stock is granted to each non-employee director on December 1 of each year, commencing December 1, 1995, and an option to purchase 5,000 shares of Common Stock is granted to each non-employee director elected to the Board of Directors who has not previously served as a director of the Company on the date of his election to the Board of Directors of the Company. The Directors Option Plan requires that the exercise price of each option must be equal to the closing price of the Common Stock on the Nasdaq National Market on the date the option is granted.

          Under the Directors Option Plan, an option to purchase 5,000 shares of Common Stock at an exercise price of $8.25 per share was granted to Mr. Davis in March 1995 relating to his election to the Board of Directors; each of the current non-employee directors, Mr. Davis, Mr. Payne, and Mr. Rose, was granted an option to purchase 3,000 shares of Common Stock at an exercise price of $9.25 per share on December 1, 1995; and an option to purchase 5,000 shares of Common Stock at an exercise price of $12.50 per share was granted to Mr. Yost when he was elected to the Board of Directors in August 1996. As of the date of this Proxy Statement, none of the options granted under the Directors Option Plan has been exercised.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission ("SEC") reports of ownership and reports of changes in ownership of Common Stock. SEC regulations require such directors, executive officers, and greater than 10% shareholders to furnish the Company with copies of all Section 16(a) forms they file.

          To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 1996, directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except that Mr. Thomas E. Larson, an officer of the Company, was late in filing a Form 4 due to sale of shares of Common Stock.

EXECUTIVE OFFICERS

          NAME                  POSITION
          ----                  --------
          Raymond C. Hemmig     Chairman of the Board

          Donald H. Neustadt    President and Chief Executive Officer

          Thomas E. Larson      Senior Vice President - Finance, Chief Financial
                                Officer, Secretary and Treasurer

          Raymond E. McCarty    Senior Vice President - Operations
__________________________

          See "-- Directors" above for business experience information concerning Messrs. Hemmig and Neustadt.

          Thomas E. Larson, age 49, was appointed to serve as Senior Vice President -- Finance, Chief Financial Officer and Secretary of the Company in January 1992. In November 1994, he was appointed to the additional position of Treasurer. Mr. Larson was employed by the accounting firm of Deloitte & Touche from 1975 to 1991 in various capacities and was promoted to Principal in that firm in 1988. The Board of Directors appointed Mr. Larson, and he serves at its discretion.

          Raymond E. McCarty, age 54, has served as Senior Vice-President -- Operations since 1985. From 1982 to 1985, Mr. McCarty served as Division Vice President of Associates NA and was responsible for organizing Associates NA's first home improvement loan portfolio acquisition and for establishing an automobile lending program. From 1963 to 1982, Mr. McCarty served in various capacities with an affiliate of Barclays American Corporation, including as an area director for a seven state region. The Board of Directors appointed Mr. McCarty, and he serves at its discretion.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following table sets forth all compensation paid or accrued for services rendered to the Company for the last three fiscal years by the Chief Executive Officer ("CEO") and the executive officers of the Company whose total annual salary and bonus for fiscal 1996 exceeded $100,000 (collectively with the CEO, the "Named Executive Officers"):

                                        Annual Compensation                    Long-Term Compensation
                                   ------------------------------------------------------------------------
                                                                              Awards              Payouts
                                                                     --------------------------------------
                                                           Other
                         Year                             Annual     Restricted     Securities      LTIP     All Other
Name and                ended                          Compensation     Stock       Underlying     Payouts  Compensation
Principal Position      June 30, Salary($)  Bonus($)      ($)(1)     Awards (S)   Options/SARs(#)    ($)        ($)
-------------------------------------------------------------------------------------------------------------------------
Raymond C. Hemmig        1996     80,006         --        13,875        --            3,500         --          --
(Chairman of the         1995    109,309         --        13,875        --            3,500         --          --
Board) (1)               1994    160,066         --        13,167        --            3,500         --          --

Donald H. Neustadt       1996    188,569     85,651        13,735        --               --         --          --
(President and Chief     1995    167,167         --        13,735        --               --         --          --
Executive Officer)(1)    1994    149,980         --        13,665        --               --         --          --

Thomas E. Larson         1996    109,188     29,757        13,579        --            1,750         --          --
(Senior Vice President   1995    108,455         --        13,579        --            1,750         --          --
-Finance, Chief          1994     99,553         --        13,462        --            1,750         --          --
Financial Officer,
Secretary and Treasurer

Raymond E. McCarty       1996    119,217     43,320        13,584        --            1,750         --          --
(Senior Vice President   1995    114,302         --        13,584        --            1,750         --          --
-Operations)             1994    104,595         --        13,462        --            1,750         --          --

_________________________________________________

(1)  Includes a cash car allowance of $9,000

SENIOR MANAGEMENT BONUS PLAN

          The compensation table above includes bonuses paid under the Senior Management Bonus Plan (the "Bonus Plan") for fiscal 1996. Under the Bonus Plan, if the Company achieved 80% of a fiscal 1996 net income target established by the Board, bonuses would be paid to the Named Executive Officers and certain other members of management. A total bonus pool of $225,000 was established. Partial payments from the pool would commence if the Company achieved over 80% of its fiscal 1996 net income target. The total bonus pool would be payable if the Company achieved 105% of its fiscal 1996 net income target and would be increased by 4% for each 1% increase over 105% of the fiscal 1996 net income target. A total of $181,000 was paid to participating management. See -- "Compensation Committee Report on Executive Compensation" below.

STOCK OPTIONS

          The following table provides information on stock option/SAR grants to the Named Executive Officers under the 1987 Option Plan during fiscal 1996:

                                                                                   POTENTIAL REALIZED VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF
                                                                                   STOCK PRICE APPRECIATION FOR
                                   INDIVIDUAL GRANTS                                     OPTION TERM (1)
--------------------------------------------------------------------------------   ----------------------------
                         NUMBER OF       % OF TOTAL
                        SECURITIES      OPTION/SARS      EXERCISE
                        UNDERLYING       GRANT TO            OR
                        OPTION/SARS      EMPLOYEES       BASE PRICE   EXPIRATION
NAME                    (#)            IN FISCAL YEAR    ($/SH)          DATE         5%($)(2)       10%($)(2)
--------------------    ------------   ---------------   ----------   ----------      --------       ---------
Raymond C. Hemmig           3,500             3.1         10.175       11/30/00         5,707          16,528

Thomas E. Larson            1,750             1.5           9.25       11/30/00         4,472           9,883

Raymond E. McCarty          1,750             1.5           9.25       11/30/00         4,472           9,883

(1) The values shown in these columns exercises reflect growth rate assumptions the SEC prescribes. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the Common Stock's future performance and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(2) These values represent the difference between the assumed appreciation in the Common Stock's market value at the date of grant and the exercise price of the options/SARs.

The following table provides information on the options/SARs that the Named Executive Officers held at June 30, 1996:

                                                  Number of
                                                  Securities       Value of
                                                  Underlying    Unexercised In-
                                                 Unexercised      the-Money
                                                 Options/Sars    Options/Sars
                        Shares        Value      at FY-End (#)   FY-End ($)*
                     Acquired on     Realized    Exercisable/    Exercisable/
       Name          Exercise (#)      ($)       Unexercised     Unexercised
    ---------        ------------    --------    -------------  ---------------
Raymond C. Hemmig        --             --       24,796/3,500    143,089/17,617

Donald H. Neustadt       --             --       11,845/0         76,993/0

Thomas E. Larson      12,600          104,895    19,539/1,750     94,218/10,354

Raymond E. McCarty       --             --       21,377/1,750    107,544/10,354

---------------------------
   * Based on the closing price on the Nasdaq National Market of the Common Stock on June 30, 1996 of $14.75

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Howard W. Davis and Marshall B. Payne are the members of the Compensation Committee. Neither of the members of the Compensation Committee was an officer or employee of the Company during fiscal 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the CEO's compensation.

          Non-employee members of the Company's Board of Directors review all decisions the Compensation Committee makes relating to the Company's executive officers' compensation. Only the Compensation Committee makes decisions about grants or awards under the 1987 Option Plan so such grants or awards satisfy Rule 16b-3 under the Exchange Act.

          Compensation Policy. The Compensation Committee's overall policy regarding compensation of the Company's executive officers is to provide salary levels and compensation incentives that attract and retain qualified individuals in key positions; that recognize individual performance and the Company's performance; and that support the Company's objective of achieving sustained improvements in its financial condition, operating results and market position. The Compensation Committee attempts to implement this policy by paying the Company's executive officers slightly above average compensation with an emphasis on performance related pay. The Company's objective is to pay its executive officers less in base pay and auto allowances than comparably positioned executives at comparable companies and then to more than compensate for such reduced base pay by providing executive officers the opportunity to earn significantly higher than average performance based compensation. The performance-based compensation is made up of awards under the Bonus Plan and stock options under the 1987 Option Plan.

          In determining executive officer compensation, the Compensation Committee considers the Company's performance as compared to its budget, each individual officer's experience level, level of responsibility and performance as compared to the budgeted performance goals for such officer, the Company's growth and cash flow performance. Individual salaries are reviewed every nine to 15 months and, based on evaluations of individual performance, are adjusted in accordance with budgeted compensation guidelines the Board of Directors has established for all officers.

          Base Salaries and Allowances. The Compensation Committee determines the base pay and allowances for the CEO and reviews the compensation of the Company's other officers as determined by the CEO. In this determination or review, as the case may be, as a basis for comparison, the Compensation Committee attempts to determine the base salaries and allowances of similarly situated executives in comparable companies. The Compensation Committee identifies such comparable companies, in its discretion, after considering a broad range of factors, including levels of revenues, geographic regions of operations, growth and industry (e.g., service versus manufacturing). Then the Compensation Committee determines a base salary and auto allowance that is slightly less than that which such similarly situated executives at the comparable companies would be paid.

          Performance Pay. The Compensation Committee determines the performance based compensation for the CEO and reviews the performance based compensation of the Company's other executive officers as determined by the CEO. In this determination or review, as the case may be, if the Company's executive officers have performed in accordance with the Compensation Committee's expectations as delineated above, the Compensation Committee ensures the CEO and the other senior executives are provided with above average (as compared to similarly situated executives at other companies) performance based bonuses through the Bonus Plan and stock options through the 1987 Option Plan.

          Senior Management Bonus Plan. The Company maintains the Bonus Plan, which is an incentive program for the Named Executive Officers and certain other members of management. The Bonus Plan's goal is to place a portion of the participants' annual compensation at risk to encourage and reward performance that meets or exceeds the Company's budgeted expectations. Under the Bonus Plan, at the beginning of each fiscal year, the Compensation Committee recommends and the Board approves income targets and the size of the bonus pool if such targets are achieved. The Compensation Committee determines each participant's share of the bonus pool by assuming the Company reaches 105% of its income target and determining the additional income that each such officer needs for his total compensation to be slightly above that offered by comparable companies.

          Under the Bonus Plan, if the Company achieved 80% of a fiscal 1996 net income target established by the Board, bonuses would be paid to the Named Executive Officers and certain other members of management. A total bonus pool of $225,000 was established. Partial payments from the pool would commence if the Company achieved over 80% of its fiscal 1996 net income target. The total bonus pool would be payable if the Company achieved 105% of its fiscal 1996 net income target and would be increased by 4% for each 1% increase over 105% of the fiscal 1996 net income target.

          Stock Options. The Compensation Committee grants stock options under the 1987 Option Plan to encourage and facilitate personal stock ownership by officers and key employees, including the CEO, thus strengthening their commitment to the Company and encouraging a longer-term perspective to their responsibilities. This feature of the Company's compensation program directly links officers' and key employees' interests with those of the Company's shareholders. The Compensation Committee reviews grants of stock options to the Company's officers and considers the value and benefit of such options during its review of such officers' overall compensation packages. The Compensation Committee's policy is to grant stock option awards under the 1987 Option Plan based on individual performance and the potential for the option recipient to contribute to the Company's future success.

          Under the 1987 Option Plan, the Compensation Committee may grant either incentive or non-qualified options, but typically grants incentive stock options because of the tax advantages to the optionees resulting from the grant of such options. In addition, although the 1987 Option Plan provides that options may be granted with terms of up to 10 years and permits options to be immediately exercisable, the Compensation Committee generally grants options under the 1987 Option Plan that expire in five years and become exercisable in installments over a three-year period.

          The Compensation Committee believes that such limitations provide those holding options with incentives to remain in the employment of the Company, while also providing a performance incentive that can provide direct benefits within a relatively short period of time.

          CEO Compensation. In accordance with the policies described in the above report, the fiscal 1996 base salary of Mr. Neustadt was established at $188,569. The Committee believed that this salary was within the range of salaries paid to chief executive officers of comparable companies in October 1995, when it was established. This salary, which constituted an increase of approximately 13% of the salary that had been set for Mr. Neustadt in fiscal 1995, reflected the Committee's assessment of Mr. Neustadt's past performance and anticipated future contributions to the Company. Mr. Neustadt has overseen the Company's operations since January 1987, has served as a key role in the expansion of the various kinds of business that the Company conducts and in its growth strategy, including major acquisitions. He is thoroughly familiar with the consumer financial services industry and would (the Committee believed) continue to lead the Company's growth and success. In accordance with the terms of the Bonus Plan, Mr. Neustadt received a bonus of $85,651 in fiscal 1996. The Committee authorized a grant to Mr. Neustadt of options to acquire 2,500 shares of Common Stock under the 1987 Option Plan, but Mr. Neustadt declined such grant.

              The Compensation Committee of the Board of Directors

                          Howard W. Davis
                          Marshall B. Payne

        PROPOSAL TO AMEND ACE CASH EXPRESS, INC. 1987 STOCK OPTION PLAN

BACKGROUND

          In December 1987, the Company established the 1987 Option Plan pursuant to which options may be granted to the Company's employees for the purchase of shares of Common Stock. The Board of Directors increased the number of shares available under the 1987 Option Plan from 25,500 to 102,000 in July 1991 to 320,000 in May 1992 and to 520,000 in June 1994. In October 1996, the
Board of Directors of the Company amended the 1987 Option Plan, subject to shareholder approval, to increase the number of shares of Common Stock that may be issued upon exercise of options granted under the 1987 Option Plan from 520,000 shares to 720,000 shares, subject to adjustment to reflect any stock dividend, stock split shares combination, recapitalization or the like, of or by the Company. At the Annual Meeting, shareholders are being asked to approve such amendment. Management intends for all options granted under the 1987 Option Plan to conform with the provisions of Rule 16b-3 under the Exchange Act.

          The 1987 Option Plan is designed to permit the granting of options to the Company's employees (including officers) to purchase shares of Common Stock. The option period may not be more than ten years from the date the option is granted. The Compensation Committee determines in its discretion the employees who will receive grants, the number of shares subject to each option granted, the purchase price and the option period and administers and interprets the 1987 Option Plan. Approximately 326 of the Company's employees are eligible to participate in the 1987 Option Plan.

          The exercise price of each option is payable in cash, or if an option agreement so provides, the Compensation Committee may elect to pay the optionholder in cash or in Common Stock, in lieu of receipt from the optionholder of the exercise price and issuance of certificates for shares of stock, an amount equal to the excess of the fair market value per share on the date of exercise over the per share exercise price under the option, multiplied by the number of shares covered by the option or portion thereof being exercised.

          Unless the Board of Directors terminates it sooner, the 1987 Option Plan will terminate on December 17, 1997, and no options may be granted under the 1987 Option Plan thereafter. The Board of Directors may amend, alter or discontinue the 1987 Option Plan without the shareholders' approval, except that the Board of Directors does not have the power or authority to materially increase the benefits accruing to participants under the 1987 Option Plan, to materially increase the number of securities that may be issued under the Option Plan or to materially modify the requirements of eligibility for participation in the 1987 Option Plan. The Board of Directors, however, may make appropriate adjustments in the number of shares the 1987 Option Plan covers and the outstanding options, and in the option prices, to reflect any stock dividend, stock split, share combination or other recapitalization and, with respect to outstanding options and option prices, to reflect any merger, consolidation, reorganization, liquidation or similar transaction involving the Company.

          Both incentive stock options and nonqualified stock options may be granted under the 1987 Option Plan. The 1987 Option Plan requires that the exercise price of each incentive stock option will not be less than 100% of the fair market value of the Common Stock at the time of the grant of the option.
No incentive stock option, however, may be granted under the 1987 Option Plan to anyone who owns more than 10% of the outstanding Common Stock unless the exercise price is at least 110% of the fair market value of the Common Stock at the date of grant and the option is not exercisable for more than five years after it is granted. There is no limit on the fair market value of incentive stock options that may be granted to an employee in any calendar year, but no employee may be granted incentive stock options that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000. An option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable. No options granted under the 1987 Option Plan may have a term in excess of 10 years from the date of grant.

          At June 30, 1996, options to purchase an aggregate of 421,715 shares of Common Stock (net of expired or terminated options) had been granted pursuant to the 1987 Option Plan, options to purchase 111,188 shares had been exercised, options to purchase 310,527 shares remained outstanding and 98,285 shares remained available for future option grants (excluding the additional 200,000 shares for which shareholder approval is being requested). As of June 30, 1996, the market value of all shares of Common Stock subject to outstanding options was $ 4,580,273 (based upon the closing price of the Common Stock of $14.75 as reported on the Nasdaq National Market on such date.)

TAX STATUS OF STOCK OPTIONS

          Pursuant to the 1987 Option Plan, the Compensation Committee may provide for an option to qualify either as an "incentive stock option" ("ISO") or as a "nonqualified option."

          Incentive Stock Options. All stock options that qualify under the rules of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will be entitled to ISO treatment. To receive ISO treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (or one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

          If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain on exercise will be treated as ordinary income rather than capital gain and the Company will get a corresponding deduction at the time of sale. Any remaining gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

          An optionee's stock option agreement may permit payment for stock upon the exercise of an ISO to be made with other shares of Common Stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

          Nonqualified Stock Options. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Upon exercise of a nonqualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to the Company.

          The foregoing statements are based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

REQUIRED VOTE

          The favorable vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting in person or by proxy is required to approve the proposed amendment to the 1987 Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL TO
                                                         ---
AMEND THE 1987 OPTION PLAN.

                            STOCK PERFORMANCE CHART

          The following chart compares the return on the Common Stock with the NASDAQ Market Index and a financial services peer group (consisting of Cash America International, Inc., EZ Corp, Inc., First Cash, Inc., H&R Block, Inc., Mercury Finance Company and World Acceptance Corp.) for the period from December 2, 1992 (the initial day of trading in the Common Stock) through June 30, 1996. The comparison assumes that $100 was invested on December 2, 1992 and assumes reinvestment of dividends and distributions.

                             [GRAPH APPEARS HERE]



                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

                                        FISCAL YEAR ENDING
                             ----------------------------------------------
COMPANY                       1992      1993      1994      1995      1996
---------------------        ------    ------    ------    ------    ------
ACE CASH EXPRESS INC.        100.00     54.70     54.70     62.39    100.85
PEER GROUP                   100.00    104.22    114.73    129.27    126.38
BROAD MARKET                 100.00    114.80    125.89    147.65    185.86

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

          Arthur Andersen LLP served as the independent auditors of the Company for fiscal 1996 and has been selected by the Board of Directors as the independent auditors of the Company for the current fiscal year. One or more representatives of Arthur Andersen LLP are expected to attend the Annual Meeting, at which they will have an opportunity to make a statement and will respond to appropriate questions from shareholders.

                             SHAREHOLDER PROPOSALS

          Any proposals from shareholders to be presented for consideration for inclusion in the proxy material in connection with the 1997 Annual Meeting of Shareholders of the Company must be submitted in accordance with the SEC's rules and received by the Company's Secretary at the Company's principal executive offices no later than the close of business on June 10, 1997.

                                 MISCELLANEOUS

          The accompanying proxy is solicited on behalf of the Board of Directors. The Company will bear the expense of preparing, printing and mailing the proxy solicitation material and the form of proxy. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Company's directors, officers and employees. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in connection therewith.

          All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and executive officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and executive officers. All information relating to any beneficial owner of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the SEC.

          The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, for the fiscal year ended June 30, 1996 filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act to any shareholder (including any beneficial owner) upon written request to Thomas E. Larson, Secretary and Chief Financial Officer, 1231 Greenway Drive, Suite 800, Irving, Texas 75038. A copy of the exhibits to such report will be furnished to any shareholder upon written request therefor and payment of a nominal fee.


                          By order of the Board of Directors,


                          Thomas E. Larson
                          Secretary

Irving, Texas
October 16, 1996

                            ACE CASH EXPRESS, INC.

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- NOVEMBER 15, 1996

        I (i) acknowledge receipt of the Notice of Annual Meeting of Shareholders of Ace Cash Express, Inc., a Texas corporation (the "Company"), to be held on Friday, November 15, 1996, at 10:00 a.m., Dallas time, at the Four Seasons Hotel, 4150 North MacArthur Blvd, Irving, Texas 75038, and the Proxy Statement in connection therewith; and (ii) appoint Raymond C. Hemmig and Donald H. Neustadt, and each of them, my proxies with full power of substitution, for and in my name, place and stead, to vote upon and act with respect to all of the Company's shares of Common Stock standing in my name, or with respect to which I am entitled to vote and act, at the meeting and at any adjournment thereof, and I direct that this proxy be voted:

        If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

        I hereby revoke any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratify and confirm all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

                  IMPORTANT: SIGN AND DATE ON THE OTHER SIDE

                          -- FOLD AND DETACH HERE --

This proxy when properly executed will be voted in the manner directed unless otherwise marked, this proxy will be VOTED FOR Items 1 and 2.

1. Election of Directors                  Raymond C. Hemmig, Donald H. Neustadt,
                                          Howard W. Davis, Marshall B. Payne,
   FOR all nominees        WITHHOLD       Edward W. Rose III, and Charles
   listed to the right     AUTHORITY      Daniel Yost
   (except as marked    To vote for all
    to the contrary)    nominees listed   (INSTRUCTION: To withhold authority to
                          to the right    vote for any individual nominee, write
                                          that nominee's name in the space
                                          provided below.)

                                          --------------------------------------

2. To consider and vote upon the          3. In the discretion of the proxies,
   proposal to increase the num-             on any other matter that may
   ber of shares of Common Stock             properly come before the meeting
   authorized for issuance under             or any adjournment thereof.
   the Company's 1987 Stock Option
   Plan, as amended, to 720,000
   shares from 520,000 shares.            Date:_________________________, 1996

   FOR     AGAINST     ABSTAIN            ____________________________________
                                          Signature of Shareholder
                               __
                                 |        ____________________________________
                                          Printed Name of Shareholder

                                          ____________________________________
                                          Title, if applicable

                                          Please date this proxy and sign your
PLEASE MARK, SIGN, DATE AND RETURN        name exactly as it appears hereon.
YOUR PROXY PROMPTLY IN THE ENCLOSED       Where there is more than one owner,
ENVELOPE. NO POSTAGE IS REQUIRED.         each should sign. When signing as an
                                          attorney, administrator, executor,
                                          guardian or trustee, please add your
                                          title as such. If executed by a
                                          corporation, a duly authorized officer
                                          should sign the proxy. EACH JOINT
                                          TENANT SHOULD SIGN.

                        -- FOLD AND DETACH HERE --